Exhibit 99.1

The New York Times Company to Prepay Notes Held by Inmobiliaria Carso and Banco Inbursa on August 15, 2011

NEW YORK--(BUSINESS WIRE)--July 13, 2011--The New York Times Company (NYSE: NYT) has notified Inmobiliaria Carso, S.A. de C.V. and Banco Inbursa S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa of its election to prepay in full, on August 15, 2011, the $250 million 14.053% notes due January 15, 2015. The Company had earlier announced its intention to repay the notes at the earliest practicable date after January 15, 2012.

The estimated prepayment will total approximately $279 million, which includes the principal amount of the notes, all accrued and unpaid interest, and a make-whole premium due in connection with the prepayment. While the Company will incur a $46 million loss on the prepayment in the third quarter, interest expense savings will exceed $39 million annually through January 15, 2015.

“Over the past two years we have significantly strengthened the Times Company’s cash position and our considerable and focused efforts have allowed us to prepay the notes far ahead of schedule,” said Janet L. Robinson, president and chief executive officer. “Inmobiliaria Carso and Banco Inbursa instinctively understood the strength of the Times Company and provided financing during a volatile time in the U.S. economy and in our industry.”

Inmobiliaria Carso and Banco Inbursa continue to hold warrants to purchase 15,900,000 shares of the Company’s Class A common stock, par value $.10 per share, at a price of $6.3572 per share, that were issued concurrently with the notes. The warrants expire January 15, 2015.

Carlos Slim Helú and members of his family are the principal shareholders of Grupo Financiero Inbursa, S.A.B. de C.V., a Mexican financial services company that is the parent company of Banco Inbursa, and are the owners of Inmobiliaria Carso, which currently holds 6.9% of the Times Company’s Class A shares (exclusive of outstanding warrants).

Except for the historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of national, retail and classified advertising and circulation generated by the Company’s various markets, material increases in newsprint prices and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including its Annual Report on Form 10-K for the fiscal year ended December 26, 2010. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading media company with 2010 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Media:
Robert H. Christie, 212-556-1981
robert.christie@nytimes.com
or
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com